Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-80706, 33-65756) pertaining to the 1993 Director Stock Option Plan of OPTi Inc. of our report dated June 25, 2007, with respect to the consolidated financial statements and schedule of OPTi Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2007.

/s/ ERNST & YOUNG LLP

Palo Alto, California

June 25, 2007